Exhibit 99.A

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan  (651) 293-2809

ECOLAB POSTS FINANCIALS REFLECTING OPTION EXPENSING;

ADJUSTS 2005 EPS GUIDANCE TO REFLECT SFAS 123(R);

EXPECTS DOUBLE-DIGIT EPS GROWTH IN BOTH 2005 AND 2006

ST. PAUL, Minn., January 9, 2006: Ecolab Inc. announced today it has made restated financial information available reflecting its adoption of SFAS 123(R), the new accounting standard for expensing stock options.  Ecolab also updated its 2005 EPS guidance to reflect the adoption of the new standard as well as the previously announced charge for earnings repatriated under the American Jobs Creation Act of 2004, and issued earnings per share guidance for 2006, again reflecting adoption of SFAS 123(R).

Restated financials posted to Ecolab’s web site

As previously announced, Ecolab adopted the new accounting standard for expensing stock options beginning in its fourth quarter ended December 31, 2005 and has restated prior period financial statements in transitioning to the new rules.

To assist investors in understanding the impact of the new standard on its results, Ecolab has posted restated financial statements for the years 1995 – 2004, as well as quarterly financial statements for 2004 and the first three quarters of 2005, on the company’s website at www.ecolab.com/investor.  These restatements recognize share-based compensation expense historically reported by Ecolab in the notes to its consolidated financial statements.

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Adjusted 2005 earnings per share guidance to reflect SFAS 123(R)

The adoption of SFAS 123(R) is expected to result in a charge to full year 2005 earnings of approximately $0.10 per diluted share.  The expense related to stock based awards was also $0.10 per share for 2004.

Ecolab previously announced it expected diluted earnings per share in the $0.31-$0.33 range for the fourth quarter 2005 and in the $1.33-$1.35 range for the full year 2005, excluding the impact of SFAS 123(R) and any charges relating to the repatriation of foreign earnings under the American Jobs Creation Act (AJCA).  These expectations compared with diluted earnings per share of $0.27 and $1.19 originally reported for the fourth quarter and full year 2004, respectively.

After adjusting for adoption of the new standard for expensing stock options, and reflecting the previously announced $0.01 per share tax charge related to the reinvestment of foreign earnings under AJCA, Ecolab expects diluted earnings per share in the $0.26-$0.28 range for the fourth quarter 2005 (which includes a $0.04 per share charge for option expense and $0.01 per share charge for AJCA) and in the $1.22-$1.24 range for the full year 2005 (which includes a $0.10 per share charge for option expense and $0.01 per share charge for AJCA).  These expected 2005 results compare with restated diluted earnings per share of $0.22 for the fourth quarter of 2004 and $1.09 for the full year 2004.

Ecolab expects to report results for its fourth quarter and full year ended December 31, 2005 on February 10, 2006.

2006 earnings outlook issued

Ecolab announced that it expects diluted earnings per share for the year ending December 31, 2006 to rise double-digits to the $1.38 to $1.42 range.   This would compare with the $1.22-$1.24 expected for the full year 2005.  Included in both projections is an annual charge of approximately $0.10 per share for SFAS 123(R).

Commenting on the earnings projections, Douglas M. Baker, Ecolab’s President and Chief Executive Officer, said, “We are on target for the double-digit earnings gains we forecasted for 2005, as our strong sales and cost savings actions more than offset the impact of higher costs to deliver outstanding growth.  We have maintained our focus on delivering superior customer results through our differentiated products, our premium services and our aggressive sales team, and we made significant investments to bolster our future.  We enter 2006 with solid momentum, and though we face economic uncertainty and further raw material cost increases, we believe our strong value proposition - which has served us well through favorable and unfavorable economic times - will enable us to drive another year of double-digit earnings per share growth in 2006.  Ecolab remains an aggressive, results-oriented company, committed to high standards of performance and reliability - to both our customers and to our shareholders. We intend to sustain that commitment and build upon it.”

With 2004 sales of $4.2 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, healthcare and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.  Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2005 fourth quarter and 2005 and 2006 full year financial and business prospects, including earnings per share and accounting for stock options. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.

Risks and uncertainties that may affect operating results and business performance include:

•      the vitality of the foodservice, hospitality, travel, health care and food processing industries;

•      restraints on pricing flexibility due to competitive factors, customer or vendor consolidations, and existing contractual obligations;

•      changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials or substitutes therefor;

•      the occurrence of capacity constraints or the loss of a key supplier or the inability to obtain or renew supply agreements on favorable terms;

•      the effect of future acquisitions or divestitures or other corporate transactions;

•      our ability to achieve plans for past acquisitions;

•      the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, efficacy and labeling of our products, and (ii) changes in tax, fiscal, governmental and other regulatory policies;

•      economic factors such as the worldwide economy, interest rates and currency movements including, in particular, our exposure to foreign currency risk;

•      the occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, (c) war (including acts of terrorism or hostilities which impact our markets), (d) natural or manmade disasters, or (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries;

•      loss of, or changes in, executive management;

•      our ability to continue product introductions or reformulations and technological innovations; and

•      other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

In addition, we note that our stock price can be affected by fluctuations in quarterly earnings.  There can be no assurances that our earnings levels will meet investors’ expectations.  We undertake no duty to update our Forward-Looking Statements.

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